Filed pursuant to Rule 433
Issuer Free Writing Prospectus dated April 26, 2011
Relating to the Preliminary Prospectus dated April 26, 2011
Registration Statement No. 333-173722

BlueLinx Corporation 4300 Wildwood Parkway Atlanta, GA 30339 George R. Judd President & Chief Executive Officer

April 26, 2011
To All BlueLinx Employees:
This morning we announced the filing of a registration statement on Form S-1 with the Securities and Exchange Commission for a $60 million rights offering that is backstopped by one of our shareholders, Cerberus ABP Investor LLC (“Cerberus”).
The rights offering provides our existing stockholders the opportunity to purchase a pro rata portion of additional shares of BlueLinx Holdings Inc. common stock. Under the rights offering, each stockholder as of the record date will receive, at no charge, one subscription right for each share of common stock owned on the record date, and each right will entitle the holder to purchase its pro rata allocation of shares of BlueLinx common stock. The rights are transferable and we will apply to have them listed on the NYSE under the symbol BXC RT.
The rights offering is structured as a backstopped rights offering which means that, through an Investment Agreement with Cerberus, they will purchase, subject to the satisfaction of certain conditions, all remaining unsubscribed shares of common stock (shares not purchased by other existing stockholders in rights offering after stockholders, including the backstop party, have purchased their pro rata portion) at the subscription price. This ensures that the gross proceeds from the rights offering will not be less than approximately $60 million.
The proceeds from this offering will provide BlueLinx with more financial and operating flexibility to strategically expand our business as the recovery of the building products industry unfolds. We believe the actions we are taking to strengthen our liquidity position and better position Bluelinx to aggressively participate in the housing market recovery will be well received by the investment community and our customers, suppliers, and employees.
As the rights offering process proceeds over the next couple of months, I ask you to stay focused on our strategic objectives.
The management team and our Board of Directors continue to believe in the long-term strength of the housing market and of BlueLinx. The action we have taken today to bolster our liquidity position will help ensure our company is well positioned in this challenging environment and ready to capitalize on opportunities when business resumes a more normal pace.
We have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, we or our information agent for the offering, Eagle Rock Proxy Advisors, LLC, will arrange to send you the prospectus if you request it by calling toll free (855) 612-6975.

BlueLinx Holdings Inc. Rights Offering Announcement

This prospectus is available at http://www.sec.gov/Archives/edgar/data/1301787/000095012311039010/g26408sv1.htm.
Forward-looking Statements
This communication includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our outlook on the housing industry. All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by BlueLinx to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of BlueLinx’ control that may cause its business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties may include, among other things: completion of the proposed rights offering, including satisfaction of the conditions to the backstop commitment; changes in the supply and/or demand for products that it distributes, especially as a result of conditions in the residential housing market; general economic and business conditions in the United States; the activities of competitors; changes in significant operating expenses; changes in the availability of capital, including the availability of residential mortgages; the ability to identify acquisition opportunities and effectively and cost-efficiently integrate acquisitions; adverse weather patterns or conditions; acts of war or terrorist activities; variations in the performance of the financial markets; and other factors described under “Risk Factors” in the Company’s preliminary prospectus included as part of the Registration Statement on Form S-1 filed by the Company in connection with this offering and in its periodic reports filed with the Securities and Exchange Commission from time to time. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. BlueLinx undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, changes in expectation or otherwise, except as required by law.
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